UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2009

Aon Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On July 1, 2009, Aon Financial Services Luxembourg, S.A. (the “Issuer”), an indirect, wholly-owned subsidiary of Aon Corporation (“Aon”), closed the offering of €500 million of its 6.25% Guaranteed Notes due July 1, 2014 (the “Notes”).  The Notes were issued pursuant to a Trust Deed, dated July 1, 2009 (the “Trust Deed”), between the Issuer, Aon and BNY Corporate Trustee Services Limited, as trustee (the “Trustee”).  Aon has unconditionally and irrevocably guaranteed the payment of the principal and interest in respect of the Notes and all other sums from time to time payable by the Issuer pursuant to the Trust Deed.

The Notes will bear interest at the rate of 6.25% per annum, payable annually in arrear on July 1, commencing on July 1, 2010, and the Notes have been accepted by the Luxembourg Stock Exchange (the “Exchange”) for the purpose of listing the Notes on the official list of the Exchange and trading the Notes on the Exchange’s Euro MTF Market.

The Notes are direct, unconditional and (subject to the terms of the Notes) unsecured obligations of the Issuer and rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

The terms and conditions of the Notes are contained in Schedule 2 to the Trust Deed, and include a negative pledge provision limiting certain indebtedness that would be secured by any present or future common stock of the Issuer or Aon’s significant subsidiaries, unless all amounts payable by Aon under the Notes, the interest coupons of the Notes and the Trust Deed are secured equally and ratably with such indebtedness.  In addition, the Issuer may, at its sole option, redeem all, but not some only, of the Notes at any time at par plus accrued interest, in the event of certain tax changes set forth in the Trust Deed.  In the event of a change of control of Aon and the Notes experiencing a rating downgrade event as defined in the terms of the Notes, the Note holders have the option to require the Issuer to redeem or, at the Issuer’s option, purchase any of the Notes at their principal amount together with interest accrued.  If holders of over 75% of the principal amount of Notes exercise this option, then the Issuer may choose to redeem or purchase all of the remaining Notes remaining outstanding at principal plus accrued interest.

Aon intends to use the net proceeds from the sale of the Notes for its general corporate purposes, including using a portion of the proceeds to repay all of its current outstanding borrowings under its €650 million multi-currency revolving loan credit facility, which as of June 29, 2009 are approximately €482 million and have a floating daily interest rate that was approximately 1% as of the close of business on June 29, 2009.

In general, if an event of default occurs, the Notes may be declared immediately due and payable by the Trustee at their principal amount together with accrued interest as set forth in the Trust Deed.  Such events of default include the failure to pay interest due in respect of the Notes for 30 days, failure by the Issuer or Aon to perform its other obligations under the conditions of the Notes or the Trust Deed (following a 90-day cure period for curable matters), which is certified by the Trustee as being materially prejudicial to the interests of the Noteholders, certain cases of bankruptcy, insolvency or similar proceedings, the Issuer ceasing to be a subsidiary of Aon, and the failure of the Aon guarantee to remain in full force and effect.

The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes have been offered for sale exclusively outside the United States to non-U.S. investors in the non-U.S. capital markets in accordance with Regulation S under the Securities Act, and may not be offered, sold or delivered within the United States or to or for the account or benefit of U.S. persons except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act. This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The description of the Notes and the Trust Deed above is a summary and is qualified in its entirety by reference to the Trust Deed, a copy of which is attached to this report as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(a) - (c)   Not applicable.

(d)                                 Exhibits:

Exhibit Number	Description of Exhibit
4.1	Trust Deed, dated July 1, 2009, between Aon Financial Services Luxembourg S.A., Aon Corporation and BNY Corporate Trustee Services Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon Corporation

	By:	/s/ Richard E. Barry
Richard E. Barry Vice President and Deputy General Counsel

Date: July 1, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Trust Deed, dated July 1, 2009, between Aon Financial Services Luxembourg S.A., Aon Corporation and BNY Corporate Trustee Services Limited